Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

1.684% Notes due September 8, 2017

3.664% Notes due September 8, 2024

Floating Rate Notes due September 8, 2017

1.684% Notes due September 8, 2017

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2014

Settlement Date:	September 8, 2014 (T+3)

Stated Maturity:	September 8, 2017

Principal Amount:	$1,000,000,000

Interest Rate:	1.684%

Benchmark Treasury:	0.875% due August 15, 2017

Benchmark Treasury Yield and Price:	0.964%; 99-23 ¾

Spread to Benchmark Treasury:	+72 basis points

Yield to Maturity:	1.684%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)

Interest Payment Dates:	Semi-annually on each March 8 and September 8, beginning March 8, 2015

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc.

Co-Managers:	ANZ Securities, Inc. Commerz Markets LLC Mizuho Securities USA Inc. SG Americas Securities, LLC

CUSIP/ISIN:	345397WT6 / US345397WT68

3.664% Notes due September 8, 2024

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2014

Settlement Date:	September 8, 2014 (T+3)

Stated Maturity:	September 8, 2024

Principal Amount:	$750,000,000

Interest Rate:	3.664%

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Yield and Price:	2.394%; 99-26+

Spread to Benchmark Treasury:	+127 basis points

Yield to Maturity:	3.664%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$746,625,000 (99.550%)

Interest Payment Dates:	Semi-annually on each March 8 and September 8, beginning March 8, 2015

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc.

Co-Managers:	ANZ Securities, Inc. Commerz Markets LLC Mizuho Securities USA Inc. SG Americas Securities, LLC

CUSIP/ISIN:	345397WW9 / US345397WW97

Floating Rate Notes due September 8, 2017

In addition to the 1.684% Notes due September 8, 2017 and the 3.664% Notes due September 8, 2024 described in the preliminary prospectus supplement dated September 3, 2014, the issuer is also issuing a series of Floating Rate Notes due September 8, 2017. Please see the preliminary prospectus supplement dated September 3, 2014 and the accompanying prospectus dated March 26, 2012 for additional information. Certain of the terms of the Floating Rate Notes are described below.

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2014

Settlement Date:	September 8, 2014 (T+3)

Stated Maturity:	September 8, 2017

Principal Amount:	$650,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$648,375,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+52 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on the 8th of March, June, September and December of each year prior to the Maturity Date, commencing December 8, 2014

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 8th of March, June, September and December of each year, commencing December 8, 2014 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc.

Co-Managers	ANZ Securities, Inc. Commerz Markets LLC Mizuho Securities USA Inc. SG Americas Securities, LLC

CUSIP/ISIN:	345397WU3 / US345397WU32

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp., toll free at 1-800-854-5674; Citigroup Global Markets Inc., toll-free at 1-800-831-9146; Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037; Goldman, Sachs & Co., toll-free at 1-866-471-2526 or HSBC Securities (USA) Inc., toll-free at 1-866-811-8049.